Exhibit 5.1

Our ref                      MNG.640870.000003
Direct tel                      +1 284 852 3038
Email                      matthew.gilbert@maplesandcalder.com

DJSP Enterprises, Inc.
PO Box 173
Road Town
Tortola
British Virgin Islands

30 June 2010

Dear Sirs

DJSP Enterprises, Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the registration by the Company of:

(a)	883,300 Ordinary Shares, par value $0.0001 which may be issued to holders of certain options to purchase such Ordinary Shares issued pursuant to the Company's 2009 Equity Incentive Plan;

(b)	686,700 Ordinary Shares, par value $0.0001 which may be issued pursuant to the Company's Equity Incentive Plan 2009,

pursuant to the registration statement, on Form S-8 (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission ("SEC").

2	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

2.1
The written resolutions of the directors of the Company dated 22 December 2009 and 15 April 2010 and the minutes of a meeting of shareholders of the Company held on 11 January 2010 (the "Resolutions").

2.2
A registered agent’s certificate dated 30 June 2010, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

2.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 30 June 2010 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

2.4	A certificate from a Director of the Company dated 26 May 2010 (the "Director's Certificate").

2.5	The Registration Statement.

3	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

3.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.2	All signatures, initials and seals are genuine.

3.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

3.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

3.6	The Resolutions remain in full force and effect.

3.7	That no less than the par value has been paid for the Ordinary Shares in the Company now issued.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

4.2	The Company is authorised to issue a maximum of 65,000,000 shares of the following classes with a par value of US$0.0001 each:

(a)	60,000,000 ordinary shares ("Ordinary Shares"), par value $0.0001; and

(b)	5,000,000 preferred shares ("Preferred Shares"), 1,666,667 of which shall be designated Series A Preferred Shares, par value $0.0001.

As at 16h49 on 26 May 2010, 10,765,752 Ordinary Shares and 0 Series A Preferred Shares had been issued per the register of members of the Company as provided to us by the Company's registrar.

4.3
The Ordinary Shares in the Company to be issued pursuant to the Registration Statement will, when issued by the Company, against payment in full, of the due consideration, and in accordance with the Company's Memorandum and Articles of Association and in the manner described in the Registration Statement and the Company's Equity Incentive Plan 2009 and duly registered in the Company's register of members, be legally issued, fully paid and non-assessable.  In this opinion "non-assessable" means that a holder of fully paid shares in the Company has no liability to the Company, as shareholder, except for any liability expressly provided for in the memorandum or articles of association of the Company and any liability to repay a distribution under the Act.

5	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

5.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

5.3	We make no comment with regard to the references to foreign statutes in the Registration Statement.

5.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

6	CONSENTS

In connection with the above opinion, we hereby consent:

6.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto; and

6.2	To the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder